Exhibit 99.1

Diffusion Pharmaceuticals Reports First Quarter 2020 Financial Results and

Provides Business Update

Expands TSC development to include COVID-19 related Acute Respiratory Distress Syndrome as enrollment in Phase 2 on-ambulance stroke trial is delayed

CHARLOTTESVILLE, Va. (May 11, 2020) – Diffusion Pharmaceuticals Inc. (Nasdaq: DFFN) (“Diffusion” or “the Company”), a cutting-edge biotechnology company developing new treatments for life-threatening medical conditions by improving the body’s ability to deliver oxygen to the areas where it is needed most, today reported financial results for the three months ended March 31, 2020 and provided a business update.

Highlights from the first quarter of 2020 and recent weeks include:

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Notified by the U.S. Food and Drug Administration (FDA) of accelerated review for the Company’s Investigational New Drug (IND) application to study trans sodium crocetinate (TSC) in COVID-19 related Acute Respiratory Distress Syndrome (ARDS) and multiple organ failure. The program is a cooperative research effort with University of Virginia Health (UVA) and the Integrated Translational Research Institute of Virginia (iTHRIV). Development of ARDS is common in patients hospitalized with COVID-19 due to lack of sufficient oxygen to vital organs as a consequence of impedance in the lungs. Diffusion believes that TSC’s novel oxygen-enhancing mechanism of action could provide an important new treatment option for this life-threatening condition. The three-part program will focus on enhanced blood oxygenation in patients admitted to an intensive care unit (ICU) and on reduction in patient progression to the ICU.

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Following commencement of enrollment during the fourth quarter of 2019 in its Phase 2 on-ambulance clinical trial testing TSC for the treatment of acute stroke, enrollment in the study was delayed as the LA County Fire Department suspended future training of first responders who had been scheduled to participate in the trial protocol, in order to focus on COVID-19 patients. This 160-patient trial, named PHAST-TSC (Pre-Hospital Administration of Stroke Therapy-TSC), will involve 23 hospitals across urban, suburban and rural areas in Los Angeles County and Central Virginia.

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Continued partnership efforts to advance the Phase 3 INTACT (INvestigating Tsc Against Cancerous Tumors) trial with TSC plus standard of care (SOC) for patients with inoperable glioblastoma multiforme (GBM), following completion of the 19-patient open-label, dose-escalation lead-in portion with encouraging results from patients who completed the study per protocol.

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Increased global intellectual property with the issuance of a patent in Europe that relates to pharmaceutical compositions of TSC and a cyclodextrin for use in therapy.  Specifically claimed are TSC compositions for use in conjunction with radiation or chemotherapy.  Secondary claims relate to various compositions of TSC. This patent has claims to TSC compositions for use in therapy generally and has claims to compositions for use in treating brain cancer.

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Expanded the Company’s board of directors with the appointment of Robert Cobuzzi, Jr., Ph.D. Dr. Cobuzzi is an accomplished life sciences professional with 25 years of cross-functional leadership experience including more than a decade with Endo International, Plc.

“The ability of TSC to oxygenate hypoxic tissues has been studied in a number of indications, including preclinical work in pulmonary indications,” said David Kalergis, chairman and chief executive officer of Diffusion. “This body of knowledge supports our belief that TSC might play an important role in treating patients stricken with COVID-19 at risk for ARDS. The FDA has announced its intention to significantly shorten review times for select COVID-19 submissions under its Coronavirus Treatment Acceleration Program, and separately notified us that Diffusion would be a recipient of such accelerated review. Clinical trial preparations at multiple potential sites in the U.S. are continuing as we await the FDA’s response to our submission. In parallel, we are in discussions with institutions located in areas of severe COVID-19 incidence in Eastern Europe, where certain health authorities have implemented emergency policies to compress regulatory review cycles.

“When our program with TSC in stroke was delayed by the pandemic, TSC’s novel hypoxia-treating mechanism of action allowed us to quickly pivot to treat ARDS in COVID-19 patients,” Mr. Kalergis added. “I hold deep appreciation for the first responders who were to study TSC in acute stroke as they battle this coronavirus, and I am proud of our hardworking employees and scientific advisors who have so quickly moved to provide a potential treatment. While the course of the pandemic and the pace of future enrollment in the PHAST-TSC study are unknown, our current cash position allows us to fund operations for at least the next 12 months.”

First Quarter Financial Results

Research and development expenses were $1.5 million for the first quarter of 2020, compared with $1.7 million for first quarter of 2019. The decrease was mainly attributable to a $0.4 million decline in expense related to the Company’s Phase 3 GBM trial, the lead-in portion of which was completed in December 2019, partially offset by a $0.1 million increase in manufacturing costs and a $0.1 million increase in expense related to our Phase 2 stroke trial.

General and administrative expenses were $1.3 million for the first quarter of 2020, compared with $1.2 million for the first quarter of 2019. The slight increase was mainly due to higher professional fees, salaries and wages.

Diffusion had cash and cash equivalents of $10.8 million as of March 31, 2020, compared with $14.2 million as of December 31, 2019. Subsequent to the close of the quarter, in April and May the Company received gross proceeds of $4.8 million from the exercise of 6,385,496 warrants and the exchange and exercise of another 5,000,000 warrants. Diffusion believes its cash and cash equivalents as of March 31, 2020, along with the warrant exercise proceeds, are sufficient to fund operating expenses and capital expenditure, including clinical trials, into the third quarter of 2021.

About Diffusion Pharmaceuticals Inc.

Diffusion Pharmaceuticals Inc. is an innovative biotechnology company developing new treatments that improve the body’s ability to deliver oxygen to the areas where it is needed most, offering new hope for the treatment of life-threatening medical conditions. Diffusion’s lead drug trans sodium crocetinate (TSC) was originally developed in conjunction with the Office of Naval Research, which was seeking a way to treat multiple organ failure and its resulting mortality caused by the systemic hypoxemia from blood loss on the battlefield. Evolutions in research have led to Diffusion’s focus today: Fueling Life by taking on some of medicine’s most intractable and difficult-to-treat diseases, including multiple organ failure, stroke and glioblastoma multiforme (GBM) brain cancer. In each of these diseases, hypoxia – oxygen deprivation of essential tissue in the body – has proved to be a significant obstacle for medical providers and is the target for TSC’s novel mechanism.

In July 2019 the Company reported favorable safety data in a 19-patient dose-escalation run-in study to its Phase 3 INTACT program, using TSC to target inoperable GBM. Further findings from the dose-escalation run-in study, released in December 2019, also showed possible signals of enhanced survival and patient performance. Diffusion’s in-ambulance PHAST-TSC trial for acute stroke began enrolling patients last year. Given the heightened responsibilities of the Company’s emergency medical services providers, enrollment in this trial is expected to be minimal until the COVID-19 pandemic abates. The Company is also currently partnering with the University of Virginia and iTHRIV in a research program to develop its novel small molecule TSC as a treatment for Acute Respiratory Distress Syndrome (ARDS) from COVID-19, specifically targeting the associated multiple organ failure.

Preclinical data supports the potential for TSC as a treatment for other conditions where hypoxia plays a major role, such as myocardial infarction, peripheral artery disease, and neurodegenerative conditions such as Alzheimer’s and Parkinson’s disease. In addition, RES-529, the Company’s PI3K/AKT/mTOR pathway inhibitor that dissociates the mTORC1 and mTORC2 complexes, is in preclinical testing for GBM.

Diffusion is headquartered in Charlottesville, Virginia – a hub of advancement in the life science and biopharmaceutical industries – and is led by CEO David Kalergis, a 30-year industry veteran and company co-founder.

Forward-Looking Statements

To the extent any statements made in this news release deal with information that is not historical, these are forward-looking statements under the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements about the company's plans, objectives, expectations and intentions with respect to future operations and products, the potential of the company's technology and product candidates, and other statements that are not historical in nature, particularly those that utilize terminology such as "would," "will," "plans," "possibility," "potential," "future," "expects," "anticipates," "believes," "intends," "continue," "expects," other words of similar meaning, derivations of such words and the use of future dates. Forward-looking statements by their nature address matters that are, to different degrees, uncertain. Uncertainties and risks may cause the Diffusion’s actual results to be materially different than those expressed in or implied by such forward-looking statements. Particular uncertainties and risks include: the uncertainty as to whether the protocol described above, which is a pre-IND submission, will be ultimately acceptable to the FDA for an IND submission or that the FDA will not require significant changes that might take significant time to implement, if at all, or that any such required changes will be financially feasible; moreover, if this or a revised protocol is acceptable to the FDA for an IND submission, there can be no assurance as to when the FDA might provide such guidance or when the program might be able to commence, if at all; the uncertainty that as of yet the FDA has no approved a trial evaluating TSC for the treatment of ARDS, or if approved, such a trial possibly entailing significant additional time, effort and expense, particularly in light of the difficulty of doing business during the COVID-19 pandemic; Diffusion’s ability to maintain its Nasdaq listing, market conditions, the difficulty of developing pharmaceutical products, obtaining regulatory and other approvals and achieving market acceptance; general business and economic conditions; the sufficiency of the company’s cash, the company's need for and ability to obtain additional financing or partnering arrangements; and the various risk factors (many of which are beyond Diffusion’s control) as described under the heading “Risk Factors” in Diffusion’s filings with the United States Securities and Exchange Commission. All forward-looking statements in this news release speak only as of the date of this news release and are based on management's current beliefs and expectations. Diffusion undertakes no obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Contacts:

David Kalergis, CEO

Diffusion Pharmaceuticals Inc.

(434) 220-0718

dkalergis@diffusionpharma.com

LHA Investor Relations

Kim Sutton Golodetz

(212) 838-3777

kgolodetz@lhai.com

(Tables to follow)

Diffusion Pharmaceuticals Inc.
Consolidated Balance Sheet

	March 31, 2020	December 31, 2019
Assets
Current assets:
Cash and cash equivalents	$10,828,228	$14,177,349
Prepaid expenses, deposits and other current assets	888,234	472,464
Total current assets	11,716,462	14,649,813
Property and equipment, net	225,346	252,366
Intangible asset	8,639,000	8,639,000
Right of use asset	223,757	247,043
Other assets	252,561	322,301
Total assets	$21,057,126	$24,110,523
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	655,298	1,251,412
Accrued expenses and other current liabilities	519,552	358,532
Current operating lease liability	111,970	111,477
Total current liabilities	1,286,820	1,721,421
Deferred income taxes	1,756,894	2,119,274
Noncurrent operating lease liability	111,787	135,566
Total liabilities	3,155,501	3,976,261
Commitments and Contingencies
Stockholders’ Equity:
Common stock, $0.001 par value:
1,000,000,000 shares authorized; 34,604,436 and 33,480,365 shares issued and outstanding at March 31, 2020 and December 31, 2019, respectively	34,605	33,481
Additional paid-in capital	112,149,913	111,824,859
Accumulated deficit	(94,282,893)	(91,724,078)
Total stockholders' equity	17,901,625	20,134,262
Total liabilities and stockholders' equity	$21,057,126	$24,110,523

Diffusion Pharmaceuticals Inc.
Consolidated Statement of Operations

	Three Months ended March 31,
	2019	2018
Operating expenses:
Research and development	$1,534,467	$1,699,845
General and administrative	1,393,808	1,200,728
Depreciation	27,020	18,272
Loss from operations	2,955,295	2,918,845
Other income:
Interest income	(34,100)	(20,684)
Loss from operations before income tax benefit	(2,921,195)	(2,898,161)
Income tax benefit	(362,380)	(150,352)
Net loss	$(2,558,815)	$(2,747,809)
Per share information:
Net loss per share of common stock, basic and diluted	$(0.07)	$(0.81)
Weighted average shares outstanding, basic and diluted	34,507,496	3,376,230

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